EXHIBIT 10.1

ePlus inc.
2021 Employee Long-Term Incentive Plan (the “Plan”)

Performance Stock Unit Award Notice and Award Agreement (“Award Agreement”)

PART I

Name of Participant:	Award Number:

You have been granted a Performance Stock Unit Award of 1 target units for 1 target shares (“Awarded PSUs”) of ePlus inc. (the “Company”) common stock, par value $0.01 per share (“Shares”), as further specified in Appendix A of this Award Agreement (including upward and downward adjustments to the amount of Awarded PSUs). These Awarded PSUs are restricted, and not settled in Shares, until both the Service Condition and the Performance Condition are satisfied.

The Service Condition and the Performance Condition will be determined as of the date below with respect to the Awarded PSUs:

Number of Awarded PSUs	Vesting Date

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement (including PART I and PART II), all of which are made a part of this document.

Executive:	For ePlus’ Compensation Committee:

Signature:	Signature:

Name:	Name:

Date:	Title:

Date:

PART II

General Terms and Conditions

Section 1.
General Terms.

(a)
Size and Type of Award. The Performance Stock Units for Shares covered by this Award (the “Awarded PSUs”) are listed in Part I of this Award Agreement (“Award Notice”), and are subject to all of the terms and conditions of the ePlus inc. 2021 Employee Long-Term Incentive Plan (the “Plan”), as well as the terms of the Company’s Policy for Recoupment of Incentive Compensation. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

(b)
409A Compliance. It is intended that the Awarded PSUs granted pursuant to this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”) or an exception thereto, and all provisions of this Award Agreement shall be construed, interpreted, and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. It is further intended that all payments related to, or settlements of, the Awarded PSUs hereunder qualify for the “short-term deferral” exception under Section 409A.

(c)
Employment. Your employment with the Company and/or its Affiliates constitutes adequate consideration for the issuance of the Shares to you having a value at least equal to the par value of the Shares, but the vesting conditions described below will nevertheless determine your right to acquire unrestricted ownership of the Shares to be issued upon settlement of vested Awarded PSUs.

Section 2.
Vesting.

(a)
Vesting Date. The vesting date (the “Vesting Date”) for your Awarded PSUs is specified in Appendix A. After the Vesting Date, subject to the provisions of this Award Agreement (including Section 2(b) below), you will, pursuant to Section 3 of this Part II below, obtain the Shares to be issued upon settlement of your vested Awarded PSUs.

(i)
You must, except as otherwise provided herein, either (1) remain in continuous service with the Company and/or its Affiliates as an Employee from the date of this Agreement through the Vesting Date (the “Service Condition”) or (2) have terminated employment in accordance with the below provisions; and

(ii)
The Performance Criteria specified in Appendix A of this Award Agreement must be met as of the end of the Performance Period as determined by the Committee in accordance with the terms of the Plan (the “Performance Condition”).

(c)
Forfeitures. Except as otherwise provided herein, if you terminate service with the Company and its Affiliates prior to the Vesting Date, you will forfeit the Awarded PSUs that are scheduled to vest on or after such termination of service date. When you forfeit Awarded PSUs, all of your interest in the unvested Awarded PSUs will be automatically canceled. Notwithstanding the foregoing, the following exceptions shall apply:

(i)
Death or Disability. In the event of termination of your employment during the Performance Period due to death or Disability, your Awarded PSUs will vest at the Performance Target level of achievement and be settled as provided in Section 3 of Part II of this Award Agreement;

(ii)
Retirement. If (A) at least one full year has passed since the beginning of the Performance Period, (B) you have met the criteria for Retirement as defined in the Plan, (C) you provide reasonable notice of Retirement, (D) at the time of Retirement , you have complied with the Company’s Code of Conduct, and (E) you have complied with all applicable post-employment requirements, such as confidentiality and non-competition, then following the end of the Performance Period, you shall vest in your Awarded PSUs based upon the Performance Targets achieved in the same manner as if you had remained employed until the end of the Performance Period;

(iii)
Termination without Cause or Termination for Good Reason without a Change in Control. If a Change in Control has not occurred during the Performance Period and during the Performance Period your employment is terminated without cause or  your employment is terminated for good reason, then: following the end of the Performance Period, you shall vest in your Awarded PSUs based upon the Performance Targets achieved in the same manner as if you had remained employed until the end of the Performance Period but prorated based upon the number of days you were employed during the Performance Period;

(iv)
Change in Control. In the event of a Change in Control and provided that within thirty (30) days of the Change in Control you are not provided an equivalent value agreement that supersedes this Award Agreement, if your employment is terminated within twenty-four (24) months after the Change in Control for good reason or without cause, then you shall vest in your Awarded PSUs upon your employment termination date at the Performance Target level of achievement for the financial metrics listed in Appendix A, and at the greater of the Performance Target or actual level of achievement for the [_____] metric listed in Appendix A, and your Vested PSUs shall be settled as provided in Section 3 of Part II of this Award Agreement.

(d)
Definition of Service. For purposes of determining the vesting of your Awarded PSUs, you will be deemed to be in the service of the Company and/or its Affiliates for so long as you serve in any capacity as an Employee.

(e)
Application of Other Forfeitures and Clawback Policy. Notwithstanding anything in this Award Agreement to the contrary, the Awarded PSUs and any related Shares shall be subject to adjustment and/or recovery, in whole or in part, following the date on which they become vested and settled if and to the extent (i) required by any applicable law, rule or regulation, (ii) provided in Section 6(g)(xii) of the Plan or (iii) provided under the terms of any clawback policy or other policy of similar import adopted by the Company and in effect on the date the Awarded PSUs or Shares, as applicable, become vested and settled.

Section 3.
Settlement. As soon as reasonably practicable after any of the Awarded PSUs vest and no later than December 31st of the calendar year during which the Awarded PSUs vest pursuant to Section 2 of Part II of this Award Agreement, the Company shall, subject to the provisions of this Award Agreement, issue and deliver to you Shares, rounded down to the nearest whole share, to be issued upon settlement of such vested Awarded PSUs.

Section 4.
Voting and Other Rights. Except with respect to the Shares issued and delivered to you upon settlement of vested Awarded PSUs, (a) you will not have the right to vote, or direct the voting of, Awarded PSUs, (b) you will not have any other rights of a stockholder, including any rights to dividends or Dividend Equivalents and (c) you will not obtain ownership of the Shares for tax or other purposes.

Section 5.
No Right to Continued Service. Nothing in this Award Agreement, or any action of the Board or Committee with respect to this Award Agreement, shall be held or construed to confer upon you any right to a continuation of service as an Employee or in any other capacity by the Company and/or its Affiliates.

Section 6.
Taxes. If you are entitled to receive the Shares to be issued upon settlement of vested Awarded PSUs pursuant to this Award Agreement, the Company shall have the right to require you to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld. Section 9(b) of the Plan is incorporated by reference herein.

Section 7.
Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Participant, to the Participant’s address as shown in the Company’s records.

If to the Committee, at the Company’s headquarters address as shown on the Company’s website at the time notice is given, Attention: Compensation Committee and Corporate Secretary.

Section 8.
Restrictions on Transfer. The Awarded PSUs granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Participant other than as permitted by the Plan.

Section 9.
Successors, heirs, executors and administrators. This Award Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, and you and your heirs, executors and administrators.

Section 10.
Construction of Language. Whenever appropriate in this Award Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Agreement, unless the context clearly indicates otherwise.

Section 11.
Governing Law. This Award Agreement shall be construed, administered and enforced according to the laws of the state of Delaware without giving effect to the conflict of law principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Fairfax County, Virginia shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting the Award granted under this Award Agreement, you, and any other person claiming any rights under this Award Agreement, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.1

Section 12.
Amendment. This Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 13.
Plan Provisions Control. This Award Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Award Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Award other than the Plan, this Award Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the plan or this Award Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan except that the definitions of “cause” and “good reason” in any applicable employment agreement with the Company and/or its Affiliates shall apply in substitution of the Plan’s definitions.

Appendix A to Performance Stock Unit Award Notice and Award Agreement

Participant:

Award Number:

Award Date

Awarded PSUs
(at Performance Target level):

Vesting Date:

Performance Period:

Performance Criteria:

Section 1. Performance Criteria. The Performance Criteria (each a “Performance Target”) applicable to the Awarded PSUs with respect to the Performance Period are as follows:

Metrics

Performance Target	Target	% of Award

[________]

Thresholds, caps and escalators [_______]:

Less than 50% of Performance Target achieved	No Performance Award relating to that Performance Target
Between 50% – 100% of Performance Target achieved	Performance Award shall be 50%, plus an additional 1.0% for each percentage point over 50% of Performance Target achieved
More than 100% of Performance Target achieved	Performance Award shall be 100%, plus an additional 5.0% for each percentage point over 100% of Performance Target achieved

Thresholds, caps and escalators [______]:

[____] Percentile Rank	Percentage of Award Earned*
Less than 25th Percentile	0%
25th Percentile (Threshold)	50%
50th Percentile	100%
75th Percentile and above (Maximum)	200%
*The portion of the award earned is interpolated for points between the 25th and 75th percentiles according to the schedule above.

Maximum Award: The maximum number of PSUs under this Award Agreement that can be achieved is 200% of the Awarded PSUs.

See Attached Exhibit A for sample calculations

In calculating whether the Performance Target been achieved, actual results will be adjusted to exclude all items of revenue, gain, or loss determined by the ePlus Board of Directors to be extraordinary or unusual in nature, and not incurred or realized in the ordinary course of business.

For avoidance of doubt, any results from acquisitions will be included in the calculation of achievement of the Performance Target, as applicable.

If a divestiture occurs during the Performance Period, the target and actual results will be adjusted to exclude any revenue, gain or loss attributable to the business operations of the divested part of the business.

Should the base year of any Performance Target be modified due to an accounting restatement (as defined in the ePlus inc. Policy for Recoupment of Incentive Compensation), then the percentage increase used to derive the incremental dollar value Performance Targets herein shall be used to calculate the revised Performance Targets from the restated base year.

Section 2. Performance-Related Provisions of Plan. This Award is subject to Section 6(d) of the Plan.